Exhibit 99.1


Tier Reports Fiscal Second Quarter Results;
Exceeds Revenue, GAAP and Core EPS Guidance

    WALNUT CREEK, Calif.--(BUSINESS WIRE)--April 29, 2004--Tier Technologies, Inc. (Nasdaq:TIER), a leading provider of financial transaction processing and packaged software and systems integration solutions for government clients, today announced results for its fiscal second quarter ended March 31, 2004.

    GAAP Results

    Net revenues for the fiscal 2004 second quarter were $29.7 million, which exceeded the Company guidance of $29 million. This is compared to $30.2 million in the fiscal 2003 second quarter, which included revenue from the terminated CalPERS contract of $3.3 million.
    U.S. Generally Accepted Accounting Principles, or GAAP, net income per diluted share was $0.08 in the fiscal 2004 second quarter, as compared to net income per diluted share of $0.08 in the same period a year ago.

    Non-GAAP Results

    Core earnings per diluted share for the fiscal 2004 second quarter were $0.07, which exceeded the Company guidance of $0.06, and as compared to $0.08 for the same period a year ago. Core earnings are defined as income from continuing operations before income taxes, net of restructuring and other charges, tax affected.
    Tier provides additional notes and information on the face of the attached condensed consolidated statements of operations that describe in detail the items affecting revenues and per share results reported above and a detailed description of the calculation of the Non-GAAP results.

    Balance Sheet

    Cash and cash equivalents and short and long-term investments on March 31, 2004 totaled $82.1 million as compared to $64.3 million on September 30, 2003. The total current portion of accounts and unbilled receivables at March 31, 2004 was $18.2 million, which represented a decrease of $9.7 million from $27.9 million at September 30, 2003. Specifically, unbilled receivables at March 31, 2004 were $4.5 million, which represented a decrease of $3.4 million or 43% from $7.9 million at September 30, 2003.

    Fiscal Second Quarter 2004

    "I am very pleased with Tier's second fiscal quarter 2004 financial results which exceeded guidance on both top and bottom lines," said James R. Weaver, Chairman and Chief Executive Officer. "Each of our three business units performed at or better than guidance, growing total revenue 12% over the fiscal first quarter of 2004. This improvement is a result of several factors. Our transaction processing expertise enables us to win deals in this arena that provide stable recurring revenue streams. Demand for our services is generally improving. I was pleased to see that our Government Systems Integration Strategic Business Unit had significant revenue growth in our second fiscal quarter 2004 with 27% sequential growth and 19% year over year growth, excluding revenue from the terminated CalPERS contract of $3.3 million. Our new business model has made Tier a stronger, more focused business than it was a year ago."
    Jeffrey A. McCandless, Senior Vice President and Chief Financial Officer commented, "In the fiscal second quarter of 2004, Tier had a solid quarter and executed well against our plan. Key income statement, cash flow, and balance sheet metrics improved. We were pleased that during the second quarter, Tier's Core Operating Margin was 50 basis points higher than guidance. Days Sales Outstanding, including unbilled receivables, were 67 days, which is well below our target of 90 days. This is the second consecutive quarter that this metric has meaningfully improved. Tier experienced another quarter of strong cash flow, reporting $5.9 million in cash from operations and $17.2 million through the first six months of fiscal 2004, ending the quarter with cash and cash equivalents and short and long-term investments totaling $82.1 million."

    Tier To Consolidate Corporate Offices

    The Company will consolidate its Walnut Creek, California Corporate office with the Corporate office in Reston, Virginia not later than June 30, 2004. The Corporate office in Walnut Creek includes Accounting, Financial Planning, Information Technology, Legal, Human Resources and Facilities functions. The Company anticipates that some employees will relocate, and the Company will hire additional staff in the Reston office. In connection with the office consolidation, the Company is estimating to incur restructuring and other related pre-tax charges of approximately $3.5 million to cover office lease, employee and other related costs.
    Commenting on the office consolidation, Weaver stated, "This was a particularly difficult decision as the Walnut Creek employees are extremely dedicated, hard working, and knowledgeable. I am confident that the administrative efficiencies, improved communication, and the opportunity to strengthen Tier's corporate culture will benefit the Company over the long-term."

    Financial Outlook

    For the fiscal third quarter of 2004, Tier expects to post a GAAP after-tax loss from continuing operations per diluted share of ($0.04), which includes a $0.17 per diluted share charge for the office consolidation, and reaffirms the previous guidance for core earnings of $0.14 per diluted share. Tier expects revenue in the fiscal third quarter of 2004 to be $40.5 million, which reflects the completion of the April 2004 tax season for our Official Payments Strategic Business Unit.
    For the fiscal fourth quarter of 2004, Tier expects to post GAAP after-tax earnings from continuing operations of $0.07 per diluted share, which includes a $0.01 per diluted share charge for the office consolidation, and is raising its estimated core earnings from $0.07 to $0.08 per diluted share. Tier expects revenue in the fiscal fourth quarter of $29.0 million, which is consistent with previous guidance.
    For the full fiscal year 2004, the Company now projects total revenue of approximately $125.6 million, GAAP after-tax income from continuing operations of approximately $0.7 million and GAAP after-tax earnings from continuing operations per diluted share of approximately $0.04, both of which include the $0.18 per diluted share charge for the office consolidation, and core earnings of $0.31 per diluted share. Core earnings excludes pre-tax charges of $7.6 million for the full fiscal year 2004 relating to exited business units, office consolidations, severance, purchase price earn-outs, and goodwill write-off, costs in connection with our compliance with the document production pursuant to the Department of Justice subpoena and projected CalPERS legal costs, and the results of discontinued operations.

    Weaver Appointed Chairman

    Tier's Board of Directors also announced today that it has appointed James R. Weaver as Chairman of the Board. Tier's former Chairman, James Bildner, remains on Tier's Board as a Director. Mr. Weaver is Tier's President and Chief Executive Officer. He was appointed CEO on August 31, 2003, and was appointed President of Tier in January 2002. He held the title of Chief Operating Officer from November 2002 through August 31, 2003. Mr. Weaver joined Tier as President, Government Services Division in May 1998 and became President, U.S. Operations in August 2000. Prior to joining Tier Mr. Weaver held senior management positions at BDM International, Inc., Unisys Corporation, and Lockheed Information Management Services.

    Plaintiff's Claims Dismissed

    Tier also announced today that the shareholder class action filed against the Company and various former and current officers and directors in the U.S. District Court for the Northern District of California, and the derivative action filed against various former and current officers and directors of the Company in the California Superior Court for Contra Costa County have been dismissed without prejudice.

    Conference Call

    Tier will host a conference call at 8:30 a.m. EDT on Friday, April 30, 2004 to discuss its quarterly results. To access the conference call, please dial (800) 399-0129. The conference call will also be broadcast live via the Internet at www.Tier.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay will be available at www.Tier.com or by calling (800) 642-1687 and entering 6817195 from two hours after the end of the call until 11:59 p.m. EDT on May 7, 2004.

    Non-GAAP Financial Information

    To supplement its consolidated financial statements presented in accordance with GAAP, Tier uses certain non-GAAP measures, which are adjusted to exclude certain items. These non-GAAP measures, including those referred to as "core" in this release, are not in accordance with, nor are they a substitute for, GAAP measures and may not be consistent with the presentation used by other companies. Tier uses these non-GAAP financial measures to evaluate and manage the Company's operations. Tier is providing this information to investors to allow for the performance of additional financial analysis and because it is consistent with the financial models and estimates published by analysts who follow the Company. Since Tier has historically reported non-GAAP results to the investment community, the Company also believes the inclusion of non-GAAP measures provides consistency in its financial reporting. Each non-GAAP financial measure included in this press release is reconciled to the most comparable GAAP financial measure.

    About Tier

    Tier is a provider of financial transaction processing and packaged software and systems integration services primarily for federal, state and local government clients. We combine our understanding of enterprise-wide systems with domain knowledge enabling our clients to rapidly channel emerging technologies into their operations. We focus on sectors that we believe are driven by forces that make demand for our services less discretionary and are likely to provide us with recurring long-term revenue streams. Tier is included in the Russell 3000(R) Index. More information about the Company is available at www.Tier.com.
    Statements made in this press release that are not historical facts, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.
    Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; failure to achieve anticipated gross margin levels with respect to individual projects, including due to unanticipated costs incurred in fixed-price or transaction-based projects; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company's ability to realize revenues from its business development opportunities and achieve cost savings from its restructuring activities; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.
    For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company's annual report on Form 10-K for the year ended Sept. 30, 2003, Form 10-Q for the quarter ended December 31, 2003, as well as other filings with the SEC.

    (Financial tables to follow)



                        TIER TECHNOLOGIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (dollars in thousands, except per share data)
                              (unaudited)

                           Three Months Ended      Six Months Ended
                                March 31,             March  31,
                         ---------------------- ----------------------
                           2004         2003       2004        2003
                         --------   ------------ -------- ------------
                                    Reclassified          Reclassified
                                        (1)                     (1)

Net revenues (2)         $29,659       $30,165  $56,169       $59,252

Costs and expenses:
   Direct costs (2)       19,399        19,750   37,367        38,315
   Selling and marketing   1,756         1,413    3,133         2,854
   General and
    administrative (3)     6,293         5,431   12,593        11,210
   Restructuring charges       5             -    1,261             -
   Depreciation and
    amortization           1,107         1,388    2,238         2,765
                         --------   ------------ -------- ------------
Total costs and expenses  28,560        27,982   56,592        55,144

                         --------   ------------ -------- ------------
Income (loss) from
 continuing operations     1,099         2,183     (423)        4,108

Interest income
 (expense), net              293           296      570           674

                         --------   ------------ -------- ------------
Income from continuing
 operations before
 income taxes (5)          1,392         2,479      147         4,782
Provision for income
 taxes                        35           955       70         1,793
                         --------   ------------ -------- ------------

Income from continuing
 operations, net of
 income taxes              1,357         1,524       77         2,989
                         --------   ------------ -------- ------------

Discontinued operations:
  Income (loss) from
   operations of
   discontinued
   operations, adjusted
   for applicable
   provision for income
   taxes of $0 and $58
   for the three months
   ended March 31, 2004
   and 2003,
   respectively, and $0
   and $232 for the six
   months ended March
   31, 2004 and 2003,
   respectively (4)          164            57   (1,401)          316
                         --------   ------------ -------- ------------

Net income (loss)         $1,521        $1,581  $(1,324)       $3,305
                         ========   ============ ======== ============


Income from continuing
 operations, net of
 income taxes:
  Per common share         $0.07         $0.08       $-         $0.16
                         ========   ============ ======== ============
  Per diluted share (5)    $0.07         $0.08       $-         $0.15
                         ========   ============ ======== ============

Income (loss) from
 discontinued
 operations, net of
 income taxes:
  Per common share         $0.01            $-   $(0.07)        $0.02
                         ========   ============ ======== ============
  Per diluted share        $0.01            $-   $(0.07)        $0.02
                         ========   ============ ======== ============

Net income (loss)
  Per common share         $0.08         $0.08   $(0.07)        $0.17
                         ========   ============ ======== ============
  Per diluted share        $0.08         $0.08   $(0.07)        $0.17
                         ========   ============ ======== ============

Shares used in computing
 basic income (loss) per
 share                    18,808        18,834   18,755        18,944
                         ========   ============ ======== ============
Shares used in computing
 diluted income (loss)
 per share                19,217        19,355   19,083        19,580
                         ========   ============ ======== ============

Footnote (1) The financial statements have been reclassified to reflect the results of the discontinued operations separately.

Footnote (2) Net revenues includes revenues from the CalPERS terminated contract for the three months ended March 31, 2004 and 2003 of $0 and $3,344, respectively, and for the six months ended March 31, 2004 and 2003 of $0 and 6,579, respectively. Direct costs include direct costs from the CalPERS terminated contract for the three months ended March 31, 2004 and 2003 of $0 and $2,371, respectively, and six months ended March 31, 2004 and 2003 of $0 and $4,534, respectively.

Footnote (3) General and administrative includes the following:

   Indirect costs
    associated with
    terminated contracts    $416            $-     $716            $-
   Legal and other costs
    (credits) associated
    with the DOJ
    subpoena, net           (195)            -      321             -
   Legal and other costs
    associated with
    dismissed
    shareholder lawsuits     150             -      198             -
   Other charges              27             -       27             -
   Other general and
    administrative         5,895         5,431   11,331        11,210
                         --------   ------------ -------- ------------
                          $6,293        $5,431  $12,593       $11,210
                         ========   ============ ======== ============

Footnote (4) Includes the results of operations and charges in connection with discontinuing the U.S. Commercial Services and United Kingdom Segments.

Footnote (5) Non-GAAP after tax income from continuing operations per diluted share excluding the impact of certain items is calculated as follows:

                           Three Months Ended     Six Months Ended
                                March 31,             March 31,
                         ---------------------- ----------------------
                            2004        2003      2004         2003
                         -------- ------------- -------- -------------
U.S. GAAP income from
 continuing operations
 before income taxes      $1,392        $2,479     $147        $4,782

   Indirect costs
    associated with
    terminated contracts     416             -      716             -
   Legal and other costs
    (credits) associated
    with the DOJ
    subpoena, net           (195)            -      321             -
   Legal and other costs
    associated with
    dismissed
    shareholder lawsuits     150             -      198             -
   Other charges              27             -       27             -
   Restructuring charges       5             -    1,261             -
                         --------   ------------ -------- ------------

Adjusted income from
 continuing operations
 before income taxes       1,795         2,479    2,670         4,782

Provision for income
 taxes for the three
 months ended March 31,
 2004 and 2003
 computed at an
 effective income tax
 rate of 30.0% and 38.5%,
 respectively, and for
 the six months ended
 March 31, 2004 and 2003
 computed at an
 effective income tax
 rate of 30.0% and
 37.5%, respectively         539           954      801         1,793
                         -------- ------------- -------- -------------

Non-GAAP after tax
 income from continuing
 operations (Core
 Earnings)                $1,256        $1,525   $1,869        $2,989
                         ======== ============= ======== =============

Non-GAAP after tax
 income from continuing
 operations per diluted
 share (Core Earnings
 Per Share)                $0.07         $0.08    $0.10         $0.15
                         ======== ============= ======== =============

Shares used in computing
 income per diluted
 share                    19,217        19,355   19,083        19,580
                         ======== ============= ======== =============



                        TIER TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                              (unaudited)

                                                  March 31, Sept. 30,
                                                    2004      2003
                                                  --------- ---------
                     ASSETS
                     ------
Current assets:
   Cash and cash equivalents                       $49,706   $26,178
   Short-term investments                            1,000     5,492
   Accounts receivable, net                         13,718    20,024
   Unbilled receivables                              4,500     7,872
   Other current assets                              2,616     4,602
   Assets of discontinued operations                   689     3,550
                                                  --------- ---------
      Total current assets                          72,229    67,718

Long-term investments                               31,350    32,590
Equipment and software, net                          4,459     5,422
Goodwill and other acquired intangibles, net        52,954    54,457
Other assets                                         4,807     4,027
Non-current assets of discontinued operations            -       760
                                                  --------- ---------
Total assets                                      $165,799  $164,974
                                                  ========= =========


      LIABILITIES AND SHAREHOLDERS' EQUITY
      ------------------------------------
Current liabilities:
   Borrowings                                         $120      $150
   Accounts payable and accrued expenses            17,436    19,711
   Other current liabilities                         7,896     3,299
   Liabilities of discontinued operations              529     2,043
                                                  --------- ---------
      Total current liabilities                     25,981    25,203
Long-term debt, less current portion                   138       195
Other liabilities                                    1,388       994
Non-current liabilities of discontinued
 operations                                             62       432

Total shareholders' equity                         138,230   138,150

                                                  --------- ---------
Total liabilities and shareholders' equity        $165,799  $164,974
                                                  ========= =========



                        TIER TECHNOLOGIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)
                              (unaudited)

                                  Three Months Ended Six Months Ended
                                        March 31,        March 31,
                                   ----------------- -----------------
                                     2004     2003     2004     2003
                                   -------- -------- -------- --------

Operating activities
Income from continuing operations,
 net of income taxes                $1,357   $1,524      $77   $2,989
Adjustments to reconcile income
 from continuing operations, net of
 income taxes to net cash from
 continuing operations provided
 by operating activities:
   Asset impairment charge               -        -      135        -
   Depreciation and amortization     1,625    1,956    3,287    3,847
   Provision for doubtful accounts     246       70      272      366
   Tax benefit of stock options
    exercised                            -       61        -      196
   Forgiveness of notes receivable
    from employees                       -       13        8       27
   Change in operating assets and
    liabilities, net of effects of
    business combinations:
      Accounts receivable            3,048     (503)   8,581   (5,926)
      Prepaid expenses and other
       assets                          (78)   1,596     (210)     565
      Accounts payable and accrued
       liabilities                      79     (308)   5,040   (1,932)
      Deferred revenue                (414)    (206)      51      521
                                   -------- -------- -------- --------
Net cash from continuing operations
 provided by operating activities    5,863    4,203   17,241      653
                                   -------- -------- -------- --------

Investing activities
Purchase of equipment and software    (499)    (207)    (908)    (995)
Notes and accrued interest
 receivable from related parties      (101)     (71)    (171)    (135)
Repayments on notes and accrued
 interest receivable from related
 parties                                23        -       34       14
Business combinations, net of cash
 acquired                                -      182        -      151
Purchases of available-for-sale
 securities                         (5,158)  (2,001) (10,358) (19,298)
Sales of available-for-sale
 securities                              -    5,989        -    5,989
Maturities of available-for-sale
 securities                         13,315    3,444   16,032   15,533
Other assets                            26        -       26        -
                                   -------- -------- -------- --------
Net cash from continuing operations
 provided by investing activities    7,606    7,336    4,655    1,259
                                   -------- -------- -------- --------

Financing activities
Net proceeds from issuance of
 common stock                          536      436    1,177    1,028
Repurchase of common stock               -   (6,665)       -   (6,665)
Payments on capital lease
 obligations and other financing
 arrangements                          (35)    (179)     (87)    (344)
                                   -------- -------- -------- --------
Net cash from continuing operations
 provided by (used in) financing
 activities                            501   (6,408)   1,090   (5,981)
                                   -------- -------- -------- --------
Net cash provided by (used in)
 continuing operations              13,970    5,131   22,986   (4,069)
Net cash provided by (used in)
 discontinued operations              (488)  (1,007)     542      142
                                   -------- -------- -------- --------
Net increase (decrease) in cash and
 cash equivalents                   13,482    4,124   23,528   (3,927)
Cash and cash equivalents at
 beginning of period                36,224   32,558   26,178   40,609
                                   -------- -------- -------- --------
Cash and cash equivalents at end of
 period                            $49,706  $36,682  $49,706  $36,682
                                   ======== ======== ======== ========

Supplemental disclosures of cash
 flow information
Cash paid during the period for:
   Interest                            $13      $12      $28      $31
                                   ======== ======== ======== ========
   Income taxes paid (refunded),
    net                              $(457)    $535  $(6,939)  $2,393
                                   ======== ======== ======== ========

Supplemental disclosures of non-
 cash transactions
Equipment acquired under capital
 lease obligations and other
 financing arrangements                 $-      $10       $-      $68
                                   ======== ======== ======== ========


    CONTACT: Tier Technologies, Inc.
             Jeffrey A. McCandless, 925-941-2806
                 or
             Matt Brusch, 571-382-1048